TERMINATION AGREEMENT AND MUTUAL RELEASE

THIS TERMINATION AGREEMENT AND MUTUAL RELEASE (this  “Agreement”) is made and entered into as of October 19, 2017, by and among Southwest Bancorp, Inc., an Oklahoma corporation (“Southwest”), Bank SNB, an Oklahoma banking corporation, (“Bank SNB”), Simmons First National Corporation (“Simmons”) and, Brent Bates, an individual (the “Executive”), with respect to the following:

A. Southwest, Bank SNB and Executive entered into that certain Change of Control Agreement dated July 27, 2012, as amended December 15, 2015 (the “COC Agreement”).

B. Simmons is acquiring Southwest pursuant to that certain Agreement and Plan of Merger dated December 14, 2016, as amended, by and between Simmons and Southwest pursuant to which Southwest will merge with and into Simmons (the “Merger”).

C. Following the closing of the Merger, Executive will become an employee of Simmons on the terms set forth on the Employment Term Sheet attached hereto as Exhibit A (the “Employment Term Sheet”)

D. Southwest, Bank SNB and the Executive desire to terminate the COC Agreement and to release each other of the mutual obligations set forth therein contingent upon Executive receiving the Hiring Cash/Equity Grant identified in the Employment Term Sheet (the “Hiring Bonus”) and the Hiring Equity Grant identified in the Employment Term Sheet (the “Hiring Equity Grant”) upon the terms and conditions set forth in the Employment Term Sheet.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1. Hiring Bonus and Hiring Equity Grant.   Simmons shall (i) pay the Hiring Bonus and (ii) issue the Hiring Equity Grant within 15 days following consummation of the Merger (the “Outside Benefits Payment Date”) upon the terms and conditions set forth in the Employment Term Sheet in the form of award agreement attached hereto as Exhibit B.

2. COC Agreement.

(a) Termination.  Southwest, Bank SNB and the Executive mutually agree that the COC Agreement shall be terminated and shall be of no further force and effect effective upon the Executive receiving the Hiring Bonus and the Hiring Equity Grant from Simmons on or prior to the Outside Benefits Payment Date.

(b) Mutual Releases.  If the COC Agreement is terminated pursuant to Section 2(a) above, Southwest, Bank SNB, Simmons, all of their respective affiliates on the one hand, and the Executive on the other hand, release and forever discharge the other persons or entities from and against any and all claims and obligations, including, but not limited to, any claims related to severance pay, change in control payments, or similar payments existing on the date hereof, known and unknown, contingent or otherwise, under the COC Agreement, which one party has or may have against the other, other than claims arising under this Agreement.

3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

4. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter contained herein, and supersedes any prior written or oral communications with regard to its subject matter.  This Agreement may not be modified or amended except by writing signed by all parties.

5. Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, without regard to its rules of conflict of laws.
6. Conflicts. In the event of any inconsistencies between this Agreement and the COC Agreement, this Agreement shall prevail.

7. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

/s/ Brent Bates

BRENT BATES

SIMMONS FIRST NATIONAL CORPORATION

By:  /s/ George A. Makris, Jr.

Name:George A. Makris, Jr.

Title:Chairman and Chief Executive Officer

SOUTHWEST BANCORP, INC.

By:  /s/ Joe T. Shockley, Jr.

Name:Joe T. Shockley, Jr.

Title:Executive Vice President and Chief Financial Officer

BANK SNB, an Oklahoma banking corporation

By:  /s/ Joe T. Shockley, Jr

Name:Joe T. Shockley, Jr.

Title:Executive Vice President and Chief Financial Officer

EXHIBITA

Employment Term Sheet for Brent Bates

Job Title:Regional Credit Officer

Base Salary:$248,880

Cash Incentive Plan:Cash incentive opportunity equal to 25% of base salary with attainment based on established incentive factors; maximum payout of 200% of target. Determination as to participation in your first partial year of employment TBD.

Equity Incentive Plan:Equity incentive opportunity equal to 50% of base salary issued in the form of RSUs, which opportunity can be adjusted year to year based on performance. Determination as to participation in your first partial year of employment TBD.

Hiring Cash/Equity Grant:Provided your existing change in control agreement has been terminated and you become an employee of Simmons Bank, you will receive a one-time cash payment of $60,000 and a grant of 8,000 RSUs.

The cash payment will be made as soon as practicable following closing. These RSUs will vest as follows:

•	1,000 on the first anniversary of the date of grant
•	1,000 on the second anniversary of the date of grant
•	2,000 on the third anniversary of the date of grant
•	4,000 on the fourth anniversary of the date of grant

The grant is subject to approval by the Compensation Committee of the SFNC Board of Directors and all standard plan and grant agreement terms and conditions.

Other Benefits:You will be eligible for a $750 a month stipend to cover the cost of country club membership, automobile costs, cell phone, and other incidentals. Your mileage will be reimbursed at a rate of $.54 per mile.

Employee Benefits:You are eligible for the following benefits:

•	Health, Dental and Vision insurance
•	401k
•	Life, AD&D, STD, LTD

•	HSA, FSA
•	Any other benefits offered to similarly situated executives

Paid Time Off:You will not be assigned a set number of days off per year. Instead, you should manage your time off as you see fit consistent with strong performance in your position.

All terms of this offer are subject to approval by the SFNC Compensation Committee of the Board. Nothing in this term sheet is intended to constitute a contract of employment or compensation guarantee in any amount. This offer shall be immediately revoked if a definitive agreement between SFNC and Southwest Bancorp, Inc. for the purchase of Southwest Bancorp is not executed, and such transaction does not close by 12/31/17 or if the definitive agreement is executed and then otherwise terminated prior to closing on the transaction.

This offer is contingent on your signature to an Associate Agreement, which includes a non solicitation of customers and employees term and which will be supplied to you.

EXHIBIT B

Form of Award Agreement

Acquisition Award Certificate

Restricted Share Units Granted under the

Simmons First National Corporation 2015 Incentive Plan

This Award Certificate, effective as of the Grant Date between Simmons First National Corporation  (“Simmons”) and the Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), approved under the Simmons First National Corporation 2015 Incentive Plan (the “Plan”), evidences the grant of restricted share units (“RSUs”) to the Participant under the Plan, as follows.

Simmons hereby grants to the Participant the right to receive the RSUs set forth in Section 1) below (“RSU Award”).  The RSU Award is in all respects limited and conditioned as provided in this Award Certificate,  in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1) Participant and Award Information.

Participant Name:

Grant Date:

RSUs Granted:

Vesting Commencement Dates:

2)

Participant’s Acknowledgments.    The Participant shall be deemed to have accepted this RSU Award on the Grant Date specified above.  By accepting this RSU Award,  the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this RSU Award; (c) understands the terms and consequences of this RSU Award and the Award Certificate; and (d) is fully aware of the legal effect of this Award Certificate.

Simmons First National Corporation

Terms and Conditions

Restricted Share Unit Terms and Conditions

Simmons First National Corporation 2015 Incentive Plan

August 10, 2015

1)

Restricted Share Units.    A RSU is a hypothetical share of Simmons’ common stock.  The value of a RSU on any given date shall be equal to the Fair Market Value of a Share on such date.  Until it is paid, a  RSU does not represent an equity (or any other) interest in Simmons and carries no voting or dividend rights.

3)

Continuous Employment Requirement.  Pursuant to the Award Certificate, the Participant has been granted RSUs. These RSUs shall be converted to Company Shares in accordance with Section 3) of the RSU Terms and Conditions (“Terms and Conditions”) only if the Participant is continuously employed by the Company from the Grant Date until vesting in accordance with Section 3) of the Terms and Conditions.

4)	Period of Restriction and Vesting.
a)

The RSU Award shall vest in installments as specified in the Award Certificate. All vests shall occur on the anniversary of the Vesting Commencement Date unless otherwise specified in the Award Certificate.  Total shares per vest shall be rounded down except for the final vest which shall be the remainder of the RSU Award.

b)	The period between the Grant Date and the time in which the RSUs are fully vested is known under this Award Certificate as the “Period of Restriction.”
c)

Violation of Restrictive Covenants.    All vesting of the RSU Award shall cease immediately upon the Participant’s breach, in the Administrator’s determination, of either the confidentiality clause in the Participant’s employment or severance agreement with the Company or the provisions of any non-disclosure agreement, non-competition agreement, or non-solicitation agreement herein or otherwise with the Company.

5)

Early Cancellation/Waiver of Continuous Employment Requirement.  The continuous employment requirement described in Section 2) of the Terms and Conditions may be waived or RSUs may be canceled in accordance with this paragraph. For purposes of this section 4), the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence from the Company.

a)

Involuntary Termination without Cause or Voluntary Termination for Good Reason. If the Participant is involuntarily terminated without Cause or voluntarily terminates for Good Reason before satisfying the continuous employment requirement set forth in Section 2) of the Terms and Conditions, and under circumstances not described in Subsection b), c),  d),  or e),  below, all vesting requirements shall be accelerated as if the Participant had satisfied the continuous employment requirement set forth in Section 2) of the Terms and Conditions.

For purposes of this paragraph, Good Reason shall mean: i) a material, involuntary decrease in base pay or incentive opportunity, other than a reduction applied to substantially all executive officers; ii) the relocation of Participant’s primary office location more than twenty (20) miles outside the Oklahoma City, Oklahoma metropolitan area; or iii) failure by the Company to make any required payment to Participant when due.

In the event of a voluntary termination for Good Reason, Participant must notify the Company in writing of his intention to voluntarily terminate for Good Reason within thirty (30) days of the event giving rise to the Good Reason. Should the Good Reason remain uncured for thirty (30) days after the Company receives notice, then Participant must resign within thirty (30) days of the end of the cure period to permit this acceleration of vesting.

b)

Termination for Cause.  If the Participant is terminated for Cause before satisfying the continuous employment requirement set for in Section 2) of the Terms and Conditions, all RSUs shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise.

c)

Retirement and Voluntary Termination without Good Reason.  If the Participant retires or voluntarily terminates without Good Reason, all vesting shall cease and any unvested RSUs shall be canceled unless otherwise approved by the Administrator.

d)

Termination by Reason of Death or Disability.  If the Participant experiences a termination by reason of Death or disability, all vesting requirements shall be accelerated as if the Participant had satisfied the continuous employment requirement set forth in Section 2) of the Terms and Conditions.

e)

Change in Control. To the extent not already vested under Section 3) a) of the Terms and Conditions or under the terms of the acquisition documents executed in connection with a Change in Control, the RSU

Award shall automatically become fully vested and exercisable immediately if, in connection with or during the one-year period immediately following a Change in Control, the Participant is involuntarily terminated without Cause.

6)

No Transfer During the Period of Restriction.  During the Period of Restriction, the Participant may not sell, assign, transfer, pledge, encumber, alienate, hypothecate, or otherwise dispose of the RSUs in the RSU Award or suffer any involuntary assignment or transfer of the RSU Award.

7)

Dividends.  Participants may be eligible for stock dividends in accordance with section 7.1 of the Plan with such dividends to be paid in the same form paid to other shareholders. No other dividends will be paid in connection with the grant of RSUs evidenced by the Award Certificate.

8)	Withholding.
a)	In no event shall any RSUs be converted to Shares until the Participant has made full payment of any taxes required to be withheld by the Company.
b)

The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required to be withheld with respect to the issuance or vesting pursuant to the Award Certificate.

c)

The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the RSUs and the transactions contemplated by the Award Certificate.  The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

9)

Securities Laws.  The Company shall not be required to issue or deliver any Shares prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

10)	Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions or the Award Certificate shall have the meanings set forth in the Plan.

11)

Solicitation. In exchange for the RSUs provided hereunder, Participant agrees that he or she will not upon separation of employment, for whatever reason, directly solicit business from established Company customers for one year after separation of employment. Pursuant to Participant’s confidentiality obligations as detailed in his/her Associate Agreement, Participant also agrees that Participant will not divulge confidential and/or trade secret information in order to allow others to solicit the established customers of Simmons. For the same period, Participant agrees that he/she will not interfere with or attempt to interfere with Simmons’ relationships with any of its customers.

Participant also agrees not to solicit, directly or indirectly through others, any Company associates for employment or to otherwise terminate employment with Company for one year after separation of employment from the Company. Participant agrees these provisions are reasonable and necessary to protect the Company’s legitimate business interests.

This provision shall survive and remain in effect until the conclusion of the one year period following Participant’s separation of employment regardless of the status of the RSU at such time.

12)

Cancellation and Clawback.  The RSU Award shall be subject to cancellation, and all Shares delivered and other compensation paid pursuant to the award of RSUs (whether before or after the RSUs have been converted to Shares) shall be subject to reimbursement to the extent required by the Administrator pursuant to the clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether or not approved before or after the date of the Award Certificate.  Simmons shall annul the Award Certificate if the Participant is an employee of the Company and is terminated for Cause or otherwise as required under the Plan.

13)

Severability.  If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14)

Entire Agreement.    The Award Certificate, these Terms and Conditions, and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan. Provided however, that nothing in Section 10) hereunder is intended to supersede any other non-competition or non-solicitation obligations that Participant may already have to the Company. Rather, Section 10) shall be read in conjunction with and considered supplemental to such other obligations and shall at all times only enhance but never limit such other obligations.
15)	Compliance with sections 409A and 162(m) of the Code.

To the extent the RSUs are subject to section 409A of the Code, the Terms and Conditions are intended to avoid the adverse tax consequences of section 409A of the Code and shall be interpreted and administered accordingly.  To the extent any provision of the Terms and Conditions are subject to and do not comply with final regulations or other guidance under section 409A of the Code, such provision shall be inoperative from the effective date of such final regulations or other guidance.  The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.